wExhibit 3.1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

iSPECIMEN INC.

PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW

The undersigned, Shahin Behroyan, does hereby certify that:

1. He is the Chief Executive Officer of iSpecimen Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 50,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the date hereof.

3. The following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on November 5, 2026:

WHEREAS, the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) provides for a class of its authorized stock known as preferred stock, consisting of 50,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 2,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions.

For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Attribution Parties” shall have the meaning set forth in Section 6(d).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to the Holders’ obligations to pay the Subscription Amount and the Corporation’s obligations to deliver the Preferred Stock have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means, with respect to any shares of Preferred Stock being converted, the sum of (a) the Stated Value of such shares and (b) all accrued and unpaid dividends thereon through the applicable Conversion Date, in each case excluding amounts previously paid and any fees, liquidated damages or other amounts not expressly included in this definition.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder, if any, (b) all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Stock shall have been paid, (c) there is an effective Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents or all of such shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Corporation to be in compliance with the current public information requirements under Rule 144, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market, (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 6(d) or Section 6(e), (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (h) the applicable Holder is not in possession of any information provided by the Corporation, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information, and (i) no Triggering Event shall have occurred and be continuing.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement (including the securities issued pursuant to the Prior Transaction Documents), provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.14 of the Purchase Agreement, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. For the avoidance of doubt, an “Exempt Issuance” shall not include any Variable Rate Transaction (as defined in the Purchase Agreement).

“Floor Price” means $0.1616, which amount equals 20% of the closing price (representing an 80% discount to such closing price) of the Common Stock on the principal Trading Market, as reported by Bloomberg L.P., on the Trading Day immediately preceding the date of the Purchase Agreement, subject to adjustment pursuant to Section 7(a).

“Exchange Cap” shall have the meaning set forth in Section 6(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 10(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Optional Redemption Amount,” “Optional Redemption Date,” “Optional Redemption Notice,” “Optional Redemption Notice Date” and “Optional Redemption Percentage” shall have the meanings set forth in Section 8(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Prior Purchase Agreement” means that certain Securities Purchase Agreement, dated as of May 8, 2026, by and among the Corporation and the purchasers party thereto.

“Prior Transaction Documents” means the Prior Purchase Agreement and the “Transaction Documents” as defined therein.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of November 6, 2026, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the original Holders, in the form of Exhibit B attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Conversion Shares by each Holder as provided for in the Registration Rights Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Preferred Stock and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2, as adjusted only as expressly provided in this Certificate of Designations.

“Stockholder Approval” shall have the meaning set forth in the Purchase Agreement.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement, as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth in the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

“Transfer Agent” means Broadridge Corporate Issuer Solutions, LLC, and any successor transfer agent of the Corporation.

“Triggering Event” shall have the meaning set forth in Section 8(b).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Corporation’s Series D Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 2,000 (which shall not be subject to increase without the written consent of the Holders of a majority of the then outstanding shares of Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to One Thousand Dollars ($1,000.00) (the “Stated Value”). The Preferred Stock shall be issued in book-entry form on the records of the Transfer Agent or, at the request of a Holder, in certificated form.

Section 3. Dividends.

(a) Dividends in Cash or in Kind. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of eight percent (8%) per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date, on each Conversion Date (with respect only to Preferred Stock being converted) and on the date on which the Preferred Stock is redeemed (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, or at the Corporation’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”); provided that the Corporation may pay dividends in shares of Common Stock only if (i) all of the Equity Conditions have been met during the twenty (20) consecutive Trading Days immediately prior to the applicable Dividend Payment Date, (ii) the Corporation has delivered written notice of its election to pay dividends in shares of Common Stock not less than ten (10) Trading Days prior to the applicable Dividend Payment Date and (iii) such issuance would not exceed the Exchange Cap. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends payable in shares of Common Stock shall be valued at eighty percent (80%) of the average of the VWAPs for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the applicable Dividend Payment Date.

(b) Participation. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation or the Exchange Cap) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock, and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

(c) No Dividends on Junior Securities. So long as any shares of Preferred Stock remain outstanding, the Corporation shall not redeem, purchase or otherwise acquire directly or indirectly any Junior Securities except as expressly permitted by Section 9, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, other than as set forth in Section 3(b), so long as any dividends due on the Preferred Stock remain unpaid.

Section 4. Voting Rights.

Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of Preferred Stock, (a) amend this Certificate of Designations, the Certificate of Incorporation or other charter documents of the Corporation in a manner that materially and adversely affects the powers, preferences or rights of the Preferred Stock, (b) authorize or create any class or series of capital stock that ranks senior to the Preferred Stock as to dividends or distributions upon a Liquidation, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation.

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation, for each share of Preferred Stock, an amount equal to the greater of (a) the Stated Value plus any accrued and unpaid dividends thereon and (b) the amount such Holder would have received in such Liquidation had such share of Preferred Stock been converted into Common Stock immediately prior thereto (without regard to the Beneficial Ownership Limitation or the Exchange Cap), before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) and Section 6(e)) determined by dividing the Conversion Amount of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s), if any, representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Conversion Price. The conversion price for the Preferred Stock in effect on any Conversion Date shall equal the greater of (i) 85% of the closing price of the Common Stock on the principal Trading Market, as reported by Bloomberg L.P., on the Trading Day immediately preceding such Conversion Date and (ii) the Floor Price (the “Conversion Price”).

(c) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (A) two (2) Trading Days and (B) the number of Trading Days comprising the Standard Settlement Period (as defined below), in each case after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) if a Registration Statement covering the resale of the Conversion Shares is then effective or the Conversion Shares are then eligible for resale under Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Corporation to be in compliance with the current public information requirements thereunder. The Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions if the Conversion Shares may be so delivered. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall be subject to the limitations set forth in Section 6(d) and Section 6(e). In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third (3rd) Trading Day and increasing to $200 per Trading Day on the sixth (6th) Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or the Holder rescinds such conversion; provided that the aggregate liquidated damages payable under this Section 6(c)(iii) shall not exceed 10% of the Stated Value of the Preferred Stock being converted. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. If the Corporation fails to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if, after such Share Delivery Date, such Holder completes a bona fide open-market purchase solely to cover a sale of the Conversion Shares that the Holder was entitled to receive upon the applicable conversion (a “Buy-In”), then the Corporation shall reimburse such Holder for the documented, reasonable and out-of-pocket amount, if any, by which the purchase price for the shares purchased in the Buy-In, excluding brokerage commissions and other transaction costs, exceeds the proceeds received by the Holder from the corresponding sale of the Conversion Shares, provided that the Holder shall use commercially reasonable efforts to mitigate its losses and the Holder shall not be entitled to duplicate recovery under this Section 6(c)(iv) or any other provision hereof. The Holder shall provide the Corporation written notice of the Buy-In and, upon request, reasonable supporting documentation of the purchase and corresponding sale. No amount shall be payable to the extent the failure to deliver Conversion Shares resulted from the Holder’s failure to provide information or instructions reasonably required for delivery.

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder, in each case as required by Section 4.9 of the Purchase Agreement. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 6(d), and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this Section 6(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this Section 6(d) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6(d) shall apply to a successor holder of Preferred Stock.

(e) Exchange Cap. Notwithstanding anything herein to the contrary, unless and until the Stockholder Approval has been obtained, the Corporation shall not issue, and no Holder shall have the right to receive, upon conversion of the Preferred Stock, in payment of dividends hereunder or otherwise pursuant to the Transaction Documents, any shares of Common Stock to the extent that, after giving effect to such issuance, the aggregate number of shares of Common Stock issued pursuant to the Transaction Documents would exceed 1,157,223 shares of Common Stock, which number represents 19.99% of the 5,789,013 shares of Common Stock issued and outstanding immediately prior to the execution of the Purchase Agreement, subject to adjustment for any reverse or forward stock split, stock dividend, stock combination or other similar transaction occurring after the date of the Purchase Agreement (the “Exchange Cap”). The Exchange Cap shall be allocated among the Holders pro rata based on their respective Subscription Amounts, and any conversion that would exceed a Holder’s allocated portion of the Exchange Cap shall be effected only to the extent of such allocation, with the remainder of such Holder’s Preferred Stock remaining outstanding and convertible if and when the Stockholder Approval is obtained. The Conversion Price (including as determined pursuant to Section 8(c)) shall apply in accordance with its terms, provided that no shares of Common Stock shall be issued in excess of the Exchange Cap unless and until the Stockholder Approval has been obtained.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of shares of Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation and the Exchange Cap) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation or the Exchange Cap, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation or the Exchange Cap).

(c) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation and the Exchange Cap) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation or the Exchange Cap, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation or the Exchange Cap).

(d) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) or Section 6(e) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) or Section 6(e) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(f) Notice to the Holders.

(i) Adjustment to Floor Price. Whenever the Floor Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email a notice setting forth the Floor Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice, except as may otherwise be expressly set forth herein.

Section 8. Redemption; Triggering Events.

(a) Optional Redemption at Election of Corporation. Subject to the provisions of this Section 8(a), at any time after the date that is six (6) months following the Original Issue Date, the Corporation may deliver a notice to the Holders (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding Preferred Stock, for cash in an amount equal to the Optional Redemption Percentage of the Stated Value, plus all accrued but unpaid dividends thereon (the “Optional Redemption Amount”), on the twentieth (20th) Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”). “Optional Redemption Percentage” means 110% if the Optional Redemption Notice Date occurs on or prior to the first anniversary of the Original Issue Date and 105% thereafter. The Optional Redemption Amount is payable in full on the Optional Redemption Date. The Corporation may only effect an Optional Redemption if each of the Equity Conditions shall have been met on each Trading Day during the twenty (20) Trading Days immediately preceding the Optional Redemption Notice Date and on each Trading Day during the period commencing on the Optional Redemption Notice Date through to the Optional Redemption Date and through and including the date payment of the Optional Redemption Amount is actually made in full. If any of the Equity Conditions shall cease to be satisfied at any time during such period, then a Holder may elect to nullify the Optional Redemption Notice as to such Holder by notice to the Corporation within three (3) Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents, the Corporation is obligated to notify the Holders of the non-existence of an Equity Condition, such notice period shall be extended to the third (3rd) Trading Day after proper notice from the Corporation) in which case the Optional Redemption Notice shall be null and void, ab initio. The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full, and the Holders shall be entitled to convert any or all of the Preferred Stock subject to an Optional Redemption Notice at any time prior to the Optional Redemption Date. The Corporation may not deliver more than one Optional Redemption Notice in any ninety (90) day period. The Corporation’s determination to pay an Optional Redemption in cash shall be applied ratably to all of the Holders based on their (or their predecessor’s) initial purchases of Preferred Stock pursuant to the Purchase Agreement.

(b) Triggering Events. “Triggering Event” means, wherever used herein, any of the following material events, in each case subject to the applicable notice and cure periods set forth below:

(i) the Corporation shall fail to deliver Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof within five (5) Trading Days after the applicable Share Delivery Date, and such failure shall continue for five (5) additional Trading Days after the Corporation receives written notice of such failure from the applicable Holder; provided that no Triggering Event shall occur to the extent the failure results from the limitations in Section 6(d) or Section 6(e);

(ii) the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to a Holder upon a conversion hereunder, and such failure shall continue for ten (10) Trading Days after the Corporation receives written notice of such failure; provided that no Triggering Event shall occur to the extent the shortfall results from the limitations in Section 6(d) or Section 6(e) or from the applicable Holder’s failure to provide information reasonably required for issuance;

(iii) the Corporation shall materially breach any covenant, agreement or warranty contained in this Certificate of Designations or the other Transaction Documents, and such breach, if capable of cure, shall not have been cured within thirty (30) calendar days after the date on which written notice of such breach shall have been delivered; provided that any failure to pay an undisputed monetary amount when due shall be subject to a ten (10) Trading Day cure period;

(iv) the Corporation shall declare or pay any dividend or distribution on, or redeem or repurchase, any Junior Securities in violation of Section 3 or Section 9 and, if capable of cure, such violation shall not have been cured within ten (10) Trading Days after the Corporation receives written notice thereof;

(v) the Corporation shall consummate a Change of Control Transaction and fail to comply in all material respects with the requirements of Section 7(d);

(vi) there shall have occurred a Bankruptcy Event;

(vii) the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than five (5) Trading Days, which need not be consecutive Trading Days;

(viii) any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any Subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days.

For purposes hereof, “Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

For purposes hereof, “Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three (3) year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

(c) Remedies Upon Triggering Events. Upon the occurrence of a Triggering Event (after giving effect to any applicable notice and cure period set forth in Section 8(b)) and for so long as such Triggering Event continues, the following adjustments shall apply automatically, without any action on the part of any Holder, to all shares of Preferred Stock then outstanding: (i) notwithstanding Section 6(b), the Conversion Price in effect on any Conversion Date occurring during the continuance of such Triggering Event shall equal the greater of (A) 80% of the lower of (1) the closing price of the Common Stock on the principal Trading Market on the Trading Day immediately preceding such Conversion Date and (2) the average of the VWAPs for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding such Conversion Date and (B) the Floor Price, provided that the adjustment in this clause (i) shall become effective only if and when the Stockholder Approval has been obtained, and until such time the Conversion Price shall continue to be determined in accordance with Section 6(b); and (ii) the dividend rate set forth in Section 3(a) shall be increased by 2% per annum, accruing from the date of such Triggering Event and payable in accordance with Section 3(a). If a Triggering Event that is capable of cure is cured by the Corporation and no other Triggering Event is then continuing, then, from and after the date of such cure (the “Cure Date”), (A) the Conversion Price shall again be determined in accordance with Section 6(b), and (B) the dividend rate shall revert to the rate set forth in Section 3(a); provided that no conversion effected, and no dividends accrued, prior to the Cure Date shall be rescinded, reduced or otherwise affected by such cure. The Corporation shall deliver written notice to the Holders of the occurrence of a Triggering Event, and of the resulting adjustments, within one (1) Trading Day after the Corporation becomes aware thereof, and any Holder may deliver written notice to the Corporation of the occurrence of a Triggering Event; the failure of the Corporation to deliver such notice shall not affect the effectiveness of the adjustments. The foregoing adjustments shall be the sole remedy of the Holders under this Certificate of Designations with respect to a Triggering Event, without limiting any rights or remedies of the Holders under the other Transaction Documents (including any liquidated damages payable under the Purchase Agreement and the Registration Rights Agreement) or under applicable law; the Corporation shall not be required to redeem or repurchase any Preferred Stock, or to pay any cash or interest, by reason of a Triggering Event; and all issuances of Common Stock resulting from the adjustments shall be subject to Section 6(d) and Section 6(e). If a Triggering Event occurs, the Corporation shall include a proposal to obtain the Stockholder Approval in the proxy statement for its next annual or special meeting of stockholders following such Triggering Event and shall use its commercially reasonable efforts to obtain the Stockholder Approval.

Section 9. Negative Covenants.

As long as any shares of Preferred Stock are outstanding, unless the Holders of at least a majority in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly: (a) amend this Certificate of Designations, the Certificate of Incorporation or the bylaws in a manner that materially and adversely affects the powers, preferences or rights of the Preferred Stock; (b) authorize or create any class or series of capital stock that ranks senior to the Preferred Stock as to dividends or distributions upon a Liquidation; (c) increase the number of authorized shares of Preferred Stock; or (d) enter into any agreement with respect to any of the foregoing.

Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, Attention: Chief Executive Officer, email: sbehroyan@ispecimen.com, or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of such Holder appearing on the books of the Corporation, or if no such email address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address set forth in this Section 10(a) prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address set forth in this Section 10(a) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designations shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designations and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designations or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other Holder. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chief Executive Officer, the Chief Financial Officer or any other officer of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designations of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 6th day of November, 2026.

iSPECIMEN INC.

By:
Name:	Shahin Behroyan
Title:	Chief Executive Officer

[Signature Page to Certificate of Designations]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of iSpecimen Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ____________________________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _____________________________________

Number of shares of Preferred Stock to be Converted: ______________________________________________

Stated Value of shares of Preferred Stock to be Converted: ___________________________________________

Accrued and unpaid dividends on shares of Preferred Stock to be Converted: ____________________________

Conversion Amount:

Number of shares of Common Stock to be Issued: __________________________________________________

Applicable Conversion Price: __________________________________________________________________

Number of shares of Preferred Stock subsequent to Conversion: _______________________________________

Address for Delivery: _________________________________________________________________________

or DWAC Instructions: Broker No.:                   Account No.: __________________________________________

The undersigned represents that the conversion effected hereby does not (a) cause the undersigned, together with its Affiliates and Attribution Parties, to exceed the Beneficial Ownership Limitation or (b) exceed the undersigned’s allocated portion of the Exchange Cap (unless the Stockholder Approval has been obtained).

[HOLDER]

By:
Name:
Title:
Date:

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